Dixon Hughes Goodman [Logo]
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Riverview Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8, filed on June 18, 2019, of Riverview Financial Corporation of our reports dated March 14, 2019, with respect to the consolidated financial statements of Riverview Financial Corporation and the effectiveness of internal control over financial reporting, which reports appear in Riverview Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Dixon Hughes Goodman
Gaithersburg, Maryland
June 18, 2019